Teletouch Reports Results
                        For Fourth Quarter Of Fiscal 2003

      TYLER, Texas, Aug. 26 /PRNewswire-FirstCall/ -- Teletouch Communications, Inc. (AMEX: TLL) today reported results for the fourth quarter and year ended May 31, 2003.

      "We made substantial progress in improving our balance sheet during fiscal 2003, reducing our debt by $4,433,000 to only $869,000 at fiscal year end. This is down from $5,302,000 last year and approximates $1.00 per common share in debt repayments," stated J. Kernan Crotty, President of Teletouch Communications, Inc. "Our cash flow from operations was approximately $6,653,000 in fiscal 2003, allowing us to continue to reduce debt and invest in our telemetry product development.

      "We remain focused on developing our telemetry business. We recently introduced the GeoTrax product line that was developed to monitor detached equipment such as trailers, containers and rail cars. We believe the GeoTrax has excellent sales potential since as many as 10 percent of the six to eight million detachable trailers in the United States are unaccounted for at any given time.

      "We also are reviewing potential acquisitions to expand our 450 MHz trunked radio system. The two-way radio business is characterized by a recurring revenue base, low churn rates and good cash flows. The radio system can also be used for data transmission with our telemetry products. In addition we are reviewing other acquisition candidates that would complement our paging operations."

      Fourth Quarter 2003 Results

      Total revenues for the fourth quarter were $7.4 million compared with $10.9 million in the fourth quarter of fiscal 2002. The revenue decline since last year was primarily due to the Company's decision to exit the retail business earlier this year and fewer pagers in service. Pagers in service declined to 217,700 compared with 271,100 for the fourth quarter of fiscal 2002. The decline in pagers in service was the result of the continued decline in demand for one-way paging, lower sales through resellers and fewer retail pager sales following the close of the majority of Teletouch's retail stores. Product sales declined to $0.9 million from the fourth quarter of last year compared with $3.0 million primarily due to the Company's exit from the retail business that resulted in a decline in cellular sales.

      Operating income for the fourth quarter of fiscal 2003 was $480,000 compared with an operating loss of $710,000 in the same period of the prior year. The 2002 results included a $608,000 charge related to the closing of certain retail stores and the related personnel costs.

      Net income applicable to common stockholders was $484,000 in the fourth quarter of fiscal 2003 compared with $67.2 million in the fourth quarter of fiscal 2002. The 2002 results included a $69.6 million gain on extinguishment of debt related to the company's restructuring. Net income per diluted share for the 2003 quarter was $0.01 compared with $0.68 per share in the 2002 quarter.

      Fiscal 2003 Results

      Total revenues for fiscal 2003 were $34.8 million compared with $46.6 million in fiscal 2002. The decline in revenues was due to reduced retail sales resulting from closing the majority of the Company's retail stores and fewer pagers in service. Pagers in service declined to 217,700 at fiscal year end compared with 271,100 at fiscal year end 2002. Teletouch's ARPU* (average revenue per unit) was $8.87 in fiscal 2003 compared with ARPU of $8.79 in fiscal 2002. The increase in ARPU was due to the Company's focus on maintaining its commercial customer base and the effects of fewer sales through resellers.

      Teletouch's operating loss was $625,000 in fiscal 2003 compared with operating income of $1.4 million in fiscal 2002. The decline in operating income was primarily due to charges associated with the Company's decision to exit the retail business during the second quarter of fiscal 2003 totaling $2.2 million for the abandonment of certain leased retail space and the related leasehold improvements, personnel related costs and the write-down of excess furniture and fixtures and computer equipment. Costs declined for operations, selling, general and administrative, and depreciation and amortization by 17.8% to $30.1 million in fiscal 2003 compared with the prior year but increased to 86.5% of revenues in 2003 compared with 78.6% of revenues in 2002.

      The Company recorded net income applicable to common stockholders of $35.6 million, or $0.39 per diluted share, in fiscal 2003 compared with $58.7 million, or $0.64 per diluted share, in fiscal 2002. The fiscal 2003 results include a $36.4 million gain on preferred stock transaction. The fiscal 2002 results included a $69.6 million gain on extinguishment of debt related to the company's restructuring.

      *Use of Non-GAAP Financial Measures

      ARPU is defined as average revenue per unit. Teletouch presents ARPU because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, Teletouch believes ARPU is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. ARPU is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP.

      About Teletouch Communications, Inc.

      Teletouch Communications provides wireless messaging, telemetry services, cellular and two-way radio communications services in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company focuses on smaller metropolitan markets where it believes there are less competition and more opportunity for internal growth than in larger metropolitan areas. Teletouch's common stock is traded on the American Stock Exchange under the stock symbol TLL.

        Additional financial information on Teletouch is available at the
                              Internet web address:
                            http://www.irinfo.com/tll

                   Teletouch Paging services are available at:
                            http://www.teletouch.com

      The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, pricing by competitors, entry of new competitors, changes in the paging industry, regulatory approvals and developments and other risks detailed in current filings with the Securities and Exchange Commission.


                         TELETOUCH COMMUNICATIONS, INC.
                              Financial Highlights
                    (In thousands, except per share amounts)

                                                 Fourth Quarter Ended

                                                 May 31,      May 31,
                                                  2003         2002


    Service, rent and maintenance revenue          $6,516       $7,925
    Product sales revenue                             923        2,973

       Total revenues                               7,439       10,898

    Net book value of products sold                  (855)      (1,932)

                                                    6,584        8,966
    Operating income (loss)                           480         (710)

    Net income (1)                                    484       67,176
    Net income applicable to common stock (1)         484       67,176

    Earnings per share (1)
       Basic                                        $0.11       $13.78
       Diluted                                      $0.01        $0.68

    Average weighted shares outstanding
       Basic                                        4,534        4,793
       Diluted                                     54,567       99,521

    (1) Includes $69.6 million gain on extinguishment of debt recorded in the three month period ended May 31, 2002.


                    TELETOUCH COMMUNICATIONS, INC.
                   Selected Balance Sheet Highlights
                            (In thousands)

                                                 May 31,      May 31,
                                                  2003         2002


    Cash and cash equivalents                        $668       $1,472
    Short-term debt                                   109        1,742
    Current portion of long-term debt                  --        1,049
    Long-term debt, net of current portion            760        2,511


            TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except shares and per share amounts)

                                                   Year ended May 31,

                                                   2003         2002


    Service, rent, and maintenance revenue         $27,929      $34,335
    Product sales revenue                            6,893       12,234

       Total revenues                               34,822       46,569
    Net book value of products sold                 (5,315)      (8,539)

                                                    29,507       38,030
    Costs and expenses:
     Operating                                      14,460       15,086
     Selling                                         4,546        8,403
     General and administrative                      6,461        6,774
     Depreciation and amortization                   4,665        6,338

    Total costs and expenses                        30,132       36,601

    Operating income (loss)                           (625)       1,429

    Gain (loss) on disposal of assets                 (253)        (109)

    Write-off of equipment                            (810)          --

    Gain on extinguishment of debt                     510       69,571

    Gain on litigation                                 429           --

    Interest expense, net                             (384)      (7,412)


    Net income (loss) before income taxes           (1,133)      63,479
    Income tax expense (benefit)                      (372)          --

    Net income (loss)                                 (761)      63,479
    Preferred stock dividends                           --       (4,789)
    Gain on preferred stock transaction             36,377           --


    Income (loss) applicable to common
     stockholders                                  $35,616      $58,690


    Earnings (loss) per share - basic                $7.67       $12.14

    Earnings  (loss) per share - diluted             $0.39        $0.64


    Weighted average shares outstanding-basic    4,644,978    4,834,255
    Weighted average shares outstanding-diluted 92,053,503   98,893,353


SOURCE  Teletouch Communications, Inc.
    -0-                             08/26/2003
    /CONTACT: J. Kernan Crotty President of Teletouch Communications, 1-800-865-8353/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.teletouch.com
                http://www.irinfo.com/tll /
    (TLL)

CO:  Teletouch Communications, Inc.
ST:  Texas
IN:  TLS CPR
SU:  ERN